Exhibit 10.3

SECOND AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) dated as of January 23, 2008, but effective as of January 1, 2008, is entered into by and between WILLIAM LYON HOMES, INC., a California corporation (the “Borrower”) and RFC CONSTRUCTION FUNDING, LLC, a Delaware limited liability company, formerly known as RFC Construction Funding Corp. (the “Lender”).

RECITALS

A. Borrower and the Lender are parties to that certain Amended and Restated Loan Agreement dated as of September 17, 2004, as amended by a First Amendment to Amended and Restated Loan Agreement and Other Loan Documents dated as of August 17, 2006 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender has made a revolving loan to Borrower (the “Loan”) to finance various acquisition, development and construction projects. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given those terms in the Loan Agreement.

B. The Loan is evidenced by the Borrower’s Revolving Promissory Note dated as of September 17, 2004, payable to the order of the Lender in the principal amount of One Hundred Fifty Million Dollars ($150,000,000) (as the same may be amended, extended, renewed, replaced or otherwise modified from time to time, the “Note”). As of December 31, 2007, the outstanding principal balance of the Note was $31,419,696.29.

C. The Borrower has requested that the Lender amend the Loan Agreement to (i) reduce the Loan Amount from $150,000,000 to $100,000,000, and (ii) amend the financial covenants set forth in Section 5.4 of the Loan Agreement.

D. As a condition to granting the Borrower’s requests, the Lender has required, among other things, the execution and delivery of this Amendment by the Borrower.

E. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given those terms in Loan Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing Recitals and the covenants and conditions, representations and warranties contained herein, the parties hereto agree as follows:

Section 1    Amendments to Loan Agreement

(a) The term “Loan Amount” as defined in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Loan Amount” shall mean, at any date of determination, an amount equal to (a) One Hundred Million Dollars ($100,000,000), minus (b) the outstanding principal amount of the loans under the Independent Project Commitment Amount, subject to reduction pursuant to Section 2.15.

(b) The term “Transfer” as defined in Section 1.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Transfer” shall mean the occurrence of any of the following:

(a) any sale, conveyance, assignment, transfer, alienation, mortgage, conveyance, of security title, encumbrance or other disposition of any Project, of any kind, or any other transaction the result of which is, directly or indirectly, to divest Borrower of any portion of its title to or interest in any Project, voluntarily or involuntarily;

(b) any merger, consolidation or dissolution involving Borrower or the sale or transfer of a significant portion of the assets of Borrower;

(c) any merger, consolidation or dissolution involving Guarantor or any sale, conveyance, assignment, transfer, alienation, encumbrance or other disposition by Guarantor of any of its stock in Borrower or any other transaction or event the result of which is directly or indirectly to cause Guarantor to own less than one hundred percent (100%) of the outstanding stock of Borrower;

(d) any conveyance, assignment, transfer or other disposition (at one time or over a period of time) of any of the stock of Guarantor owned at any time by William Lyon (“General Lyon”) or William H. Lyon (“Mr. Lyon”) (collectively, General Lyon and Mr. Lyon are herein called the “Lyons”) or any issuance of additional stock in Guarantor or any other event the result of which is to dilute, decrease or eliminate the Lyons’ ownership interest in Guarantor, unless, after giving effect to any such conveyance, assignment, transfer, other disposition, issuance or other event, the Lyons and/or a Qualified Transferee (defined below) (i) retain control of Guarantor, (ii) continue to own at least forty percent (40%) of the outstanding stock of Guarantor at all times subsequent to such conveyance, assignment, transfer, other disposition, issuance or other event on a continuous and full time basis with the power and responsibility to manage the material day to day operations of Guarantor, Borrower and their Subsidiaries, and (iii) any three (3) of Thomas J. Mitchell, Douglas F. Bauer, Richard S. Robinson, Michael D. Grubbs or Mr. Lyon continue to be employed by Guarantor and Borrower at all times subsequent to the transfer on a continuous and full time basis with power and responsibility to manage the material day to day operations of Guarantor, Borrower and their Subsidiaries. For purposes of this subsection (d), a “Qualified Transferee” is a transferee which must be (1) the executor of the estate of General Lyon, (2) a member of the immediate family of General Lyon, or (3) the trustee of a trust established and continuously maintained for the sole benefit of the immediate family of General Lyon.

(c) Section 5.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

Section 5.4 Financial Covenants. Borrower shall cause the Guarantor to comply with each of the following financial covenants:

(a) Tangible Net Worth. The Guarantor and its Subsidiaries (including the Borrower) shall maintain at all times a Tangible Net Worth equal to or in excess of $175,000,000.

(b) Ratio of Total Liabilities to Tangible Net Worth. The Guarantor and its Subsidiaries (including the Borrower) will maintain at all times the ratio of its Total Liabilities (exclusive of consolidated liabilities of variable interest entities) to Tangible Net Worth of not more than (i) 5.00 to 1.00 at all times during the period from January 1, 2008 through and including December 31, 2008, and (ii) 3.50 to 1.00 at all times from and after January 1, 2009.

(d) Section 8.1(v) of the Loan Agreement is hereby amended in its entirety to read as follows:

(v) the Borrower’s pre-tax net income is negative in each of two (2) consecutive fiscal quarters or for any four (4) consecutive fiscal quarters on a cumulative basis and the ratio of the Total Liabilities of the Guarantor and its Subsidiaries (excluding the Borrower) is more than (i) 5.00 to 1.00 if such determination is made during the period from January 1, 2008 through December 31, 2008, or (ii) 3.50 to 1.00 if such determination is made from and after January 1, 2009.

(e) Section 8.1(w) of the Loan Agreement is hereby amended in its entirety to read as follows:

(w) any two (2) or more of Thomas J. Mitchell, Douglas F. Bauer, Richard S. Robinson, Michael D. Grubbs or William H. Lyon shall cease to be employed by the Guarantor or the Borrower on a continuous and full time basis with power and responsibility to manage the material day to day operations of the Guarantor, the Borrower and their Subsidiaries; or

Section 2    Loan Continues to be Evidenced by the Note

Although the Loan Amount has been reduced from $150,000,000 to $100,000,000, the Loan continues to be evidenced by the Note. Notwithstanding that the face amount of the Note is $150,000,000, Lender has no obligation to consider making any loan or advance to Borrower which would result in the outstanding principal balance of the Loan exceeding the Loan Amount of $100,000,000.

Section 3    Conditions Precedent to Effectiveness of this Second Amendment

This Amendment shall become effective when the Lender shall have received each of the following items in form and content acceptable to the Lender:

(a) this Amendment, duly executed on behalf of the Borrower and duly consented to by the Guarantor;

(b) the First Amendment to Guaranty, duly executed on behalf of the Guarantor;

(c) evidence that there are amendments to the Borrower’s credit facilities with other lenders amending the financial covenants contained therein in a manner satisfactory to the Lender;

(d) such other items as the Lender shall require.

Section 4    Representations and Warranties of Borrower

Borrower represents, warrants and agrees that: (i) there exists no Potential Default or Event of Default under the Loan Documents; (ii) the Loan Documents continue to be the legal, valid and binding agreements and obligations of the Borrower, enforceable in accordance with their terms, as modified herein; (iii) the Lender is not in default under any of the Loan Documents; (iv) the Borrower does not have any offset or defense to its performance or obligations under any of the Loan Documents; (v) the representations contained in the Loan Documents remain true and accurate in all respects; and (vi) there has been no Material Adverse Change from the date of any of the Loan Documents to the date of this Amendment.

Section 5    No Defenses

Borrower hereby agrees and stipulates that Borrower has no defenses, affirmative defenses, rights to offset, or counterclaims against the exercise of any of the rights or remedies of Lender under the Loan Documents or under applicable law.

Section 6    Release of Claims Against Lender

Borrower absolutely and unconditionally releases and forever discharges Lender and any and all of its parent corporations, subsidiary corporations, affiliated corporation, insurers, indemnitors, successors and assigns, together with all of its present and former directors, officers, agents and employees from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or had made claim to have against any such party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and cause of action are matured or unmatured or known or unknown.

Section 7    Effect on Documents

Except as expressly modified by this Amendment, the Loan Agreement shall otherwise be unchanged and shall remain in full force and effect and the Borrower ratifies and reaffirms all of the obligations of the Borrower thereunder. All references in other Loan Documents to the Loan Agreement shall be deemed reference to the Loan Agreement as amended by this Amendment.

Section 8    Execution in Counterparts

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, Borrower and the Lender have executed this Amendment as of the date first written above by and through their duly authorized representatives.

BORROWER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Richard S. Robinson

Printed Name:	Richard S. Robinson

Title:	Senior Vice President

And

By:	/s/ Michael D. Grubbs

Printed Name:	Michael D. Grubbs

Title:	Senior Vice President

LENDER:

RFC CONSTRUCTION FUNDING, LLC., a Delaware limited liability company

By:	/s/ Donald V. Pierce

Printed Name:	Donald V. Pierce

Title:	Vice President

ACKNOWLEDGMENT

OF GUARANTOR

The undersigned, a guarantor of all of the debts, liabilities and obligations of William Lyon Homes, Inc., a California corporation (the “Borrower”) to RFC Construction Funding, LLC, a Delaware limited liability company, formerly known as RFC Construction Funding Corp. (the “Lender”) pursuant to its Guaranty Agreement dated as of September 17, 2004, as amended (as the same may be amended or restated from time to time, the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Second Amendment to Amended and Restated Loan Agreement, (ii) consents and agrees to the terms of the foregoing Second Amendment to Amended and Restated Loan Agreement, (iii) reaffirms its obligations to the Lender under the Guaranty, and (iv) acknowledges that the Lender and the Borrower may amend, restate, extend, renew, or otherwise modify the Loan Agreement (as defined in the foregoing Second Amendment to Amended and Restated Loan Agreement or any other Loan Document (as defined in the foregoing Second Amendment to Amended and Restated Loan Agreement), without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty.

GUARANTOR:

WILLIAM LYON HOMES, a Delaware corporation

By:	/s/ Richard S. Robinson

Printed Name:	Richard S. Robinson

Title:	Senior Vice President

And

By:	/s/ Michael D. Grubbs

Printed Name:	Michael D. Grubbs

Title:	Senior Vice President